UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

ZEMEX CORPORATION

(Name of Registrant as Specified in its Charter)

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The following are the text press releases issued by Zemex Corporation on Monday March 3, 2003.

NEWS RELEASE FOR
IMMEDIATE RELEASE

ZEMEX CORPORATION AGREES TO BE ACQUIRED
FOR US$8.80 PER SHARE

Toronto, Canada — March 3, 2003 — Zemex Corporation (NYSE, TSX: ZMX) Zemex Corporation announces that it has entered into an arrangement agreement with Cementos Pacasmayo S.A.A. (“Pacasmayo”), a publicly listed corporation in Peru pursuant to which a company controlled by Pacasmayo will acquire all of the outstanding common shares of Zemex for a cash price of US$8.80 per share. The value of the transaction, including Zemex’s debt, is approximately US$100 million.

“We believe this transaction reflects significant value recognition for our shareholders, representing a premium of 56% over the twenty day weighted average trading price of Zemex shares on the New York Stock Exchange,” stated R. Peter Gillin, President and Chief Executive Officer of Zemex. “Zemex employees will also have the opportunity to help build Pacasmayo’s industrial minerals platform in North America.”

The Board of Directors has approved the acquisition which is being effected by a Plan of Arrangement conditional upon regulatory and securityholder approvals and the approval of the Ontario court. In reaching its determination to recommend this transaction to securityholders, the Board assessed many factors including recent and historical trading prices, valuation indicators and the corporation’s business prospects and outlook. The Board has also received an opinion from TD Securities Inc. that the consideration under the transaction is fair from a financial point of view to Zemex’s shareholders. The written fairness opinion of TD Securities Inc. will be included in meeting materials to be sent to securityholders.

Pacasmayo has also entered into support agreements with The Dundee Bank, a wholly-owned subsidiary of Dundee Bancorp Inc., Zemex’s largest shareholder, and directors and senior officers of Zemex, together holding approximately 46% of the fully diluted number of shares outstanding under which they agree to vote their shares in favor of the transaction.

In the event that the Arrangement Agreement is terminated as a result of certain events, including acceptance of a superior proposal or a breach of covenant by Zemex, Zemex has agreed to pay Pacasmayo a break-up fee of US$3 million. Pacasmayo has agreed to pay Zemex a walk-away fee of the same amount in the event the Arrangement Agreement is terminated by Zemex as a result of a breach of covenant by Pacasmayo.

Securityholders will be asked to approve the transaction at a meeting that is expected to be held in early May, following which Zemex will seek court approval. The transaction is expected to be effective by the end of May. Documentation will be filed with the United States Securities and Exchange Commission. It is expected that the meeting materials will be mailed to securityholders in early April.

Pacasmayo is related to the Hochschild Organization, which has a long-standing history in mining and other industrial activities, principally in South America. This transaction represents a major strategic entry for Pacasmayo into the North American market. Pacasmayo has completed due diligence prior to entering into the Arrangement Agreement and will finance the acquisition through cash on hand and bank borrowings. Kapital Corp, a private investment and advisory firm, acted as the exclusive financial advisor to Pacasmayo on this transaction.

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

In connection with this transaction, Zemex intends to file a proxy circular and other materials with the Securities and Exchange Commission. Securityholders are urged to read the proxy circular and these other materials when they become available because they will contain important information. Securityholders may obtain a free copy of the proxy circular and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Zemex at the Securities and Exchange Commission web site at http://www.sec.gov. Securityholders of Zemex may also obtain for free the proxy circular and other documents filed by Zemex with the Securities and Exchange Commission in connection with the above-described transactions by directing a request to Zemex at 95 Wellington Street West, Suite 2000 Toronto, Ontario M5J 2N7; Attention: The Secretary.

Zemex and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Zemex stockholders with respect to the Plan of Arrangement. Information regarding these directors and executive officers and their ownership of Zemex common stock is contained in the proxy statement for Zemex’s 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.

As previously announced Management will conduct a conference call at 10:00 a.m. ET on Tuesday, March 4, 2003. The call will include a discussion of the proposed acquisition as well as a review of the Company’s 2002 results. Investors and interested parties may participate on the call by dialing 303-436-9226. A rebroadcast of the call will be available until the close of business on March 10, 2003 by dialing 303-590-3000 and entering passcode 529023.

For further information, please contact:	R. Peter Gillin, Zemex Corporation President and Chief Executive Officer (416) 815-3171

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding completion of the acquisition. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.

NEWS RELEASE FOR
IMMEDIATE RELEASE

ZEMEX CORPORATION ANNOUNCES

FISCAL 2002 EARNINGS RESULTS

Toronto, Ontario — March 3, 2003 — Zemex Corporation (NYSE, TSX: ZMX) announced today a net loss from continuing operations of $1.8 million, or $0.23 per share for the year ended December 31, 2002, compared to income from continuing operations of $0.9 million, or $0.11 per share for fiscal 2001. Revenues were $73.9 million versus $57.3 million in 2001. Sales in the industrial minerals group and the aluminum recycling group improved by $8.5 million and $8.0 million, respectively.

The increase in revenue from the industrial minerals group was mainly due to the revenue generated from the attapulgite clay operation which was acquired by the Corporation in February 2002. In the aluminum recycling group, $5.6 million of the increase in revenue arose from the acquisition of the West Virginia aluminum dross processor in the first quarter of 2002.

The net loss reflects one-time charges of $3.9 million incurred to settle the litigation with Hecla Mining Company that was recorded as an accrued liability in December 2002 and $1.3 million arising from the employment contracts between the Corporation and its former president and chief executive officer, and two other executives.

R. Peter Gillin, President and Chief Executive Officer of Zemex, stated, “The positive impact of the two acquisitions completed in 2002, along with the improved performance of the aluminum recycling business, would have increased income generated from operations to $4.1 million in 2002 excluding the one-time charges arising from the employment contracts and litigation settlement. This would have represented an increase of $2.2 million, or 120.7%, over 2001.”

Our overall industrial minerals business has shown continued strength through 2002 in the face of a weaker U.S. economy and the outlook for 2003 so far is for continued resilience. The aluminum recycling group business began a turn-around in 2002 that is continuing in 2003.

Zemex announced earlier today that it has entered into an acquisition agreement with Cementos Pacasmayo S.A.A. (“Pacasmayo”), a publicly listed corporation in Peru, pursuant to which a company controlled by Pacasmayo will acquire all of the outstanding common shares of Zemex for a cash price of US$8.80 per share.

In connection with the transaction with Cementos Pacasmayo S.A.A., described in Zemex’s press release issued earlier today, Zemex intends to file a proxy circular and other materials with the Securities and Exchange Commission. Securityholders are urged to read the proxy circular and these other materials when they become available because they will contain important information. Securityholders may obtain a free copy of the proxy circular and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Zemex at the Securities and Exchange Commission web site at http://www.sec.gov. Securityholders of Zemex may also obtain for free the proxy circular and other documents filed by Zemex with the Securities and Exchange Commission in connection with the above-described transactions by directing a request to Zemex at 95 Wellington Street West, Suite 2000 Toronto, Ontario M5J 2N7; Attention: The Secretary.

Zemex and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Zemex stockholders with respect to the Plan of Arrangement. Information regarding these directors and executive officers and their ownership of Zemex common stock is contained in the proxy statement for Zemex’s 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement.

As previously announced Management will conduct a conference call at 10:00 a.m. ET on Tuesday, March 4, 2003. The call will include a discussion of the proposed acquisition as well as a review of the Company’s 2002 results. Investors and interested parties may participate on the call by dialing 303-436-9226. A rebroadcast of the call will be available until the close of business on March 10, 2003 by dialing 303-590-3000 and entering passcode 529023.

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

For further information, please contact:	R. Peter Gillin President and Chief Executive Officer (416) 815-3171 Allen J. Palmiere Vice President and Chief Financial Officer (416) 365-8091

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities, the outlook for the Corporation’s business and the proposed acquisition by Pacasmayo. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.

– tables follow –

CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts are in thousands of U.S. dollars, except share and per share amounts)

Years ended December 31	2002	2001	2000

Net sales	$73,869	$57,336	$76,480

Costs and expenses
Cost of goods sold	50,977	37,883	55,683
Selling, general and administrative	13,842	11,833	12,394
Depreciation, depletion and amortization	6,250	5,766	7,801
Other expense	3,950	—	—

	75,019	55,482	75,878

(Loss) income before the undernoted	(1,150)	1,854	602
Provision for asset impairment	—	—	(24,552)
Interest income	175	119	155
Interest expense	(1,119)	(910)	(2,386)
Other, net	56	615	(3,017)

(Loss) income before (recovery of) provision for income taxes and non-controlling interest	(2,038)	1,678	(29,198)
(Recovery of) provision for income taxes	(223)	803	(9,961)
Non-controlling interest in earnings of subsidiary	—	10	119

(Loss) income before discontinued operations	(1,815)	865	(19,356)
Income from discontinued operations	—	—	11,385

Net (loss) income	$(1,815)	$865	$(7,971)

Net (loss) income per share
Basic
Continuing operations	$(0.23)	$0.11	$(2.29)
Discontinued operations	$—	$—	$1.35

	$(0.23)	$0.11	$(0.94)

Diluted
Continuing operations	$(0.23)	$0.10	$(2.29)
Discontinued operations	$—	$—	$1.35

	$(0.23)	$0.10	$(0.94)

Weighted average number of common shares outstanding
Basic	7,907,760	8,190,194	8,466,988
Diluted	7,990,628	8,295,480	8,660,504

Prepared in accordance with Canadian GAAP

CONSOLIDATED BALANCE SHEETS
(All amounts are in thousands of U.S. dollars)

December 31	2002	2001

ASSETS
Current assets
Cash	$635	$532
Accounts receivable	11,987	8,639
Inventories	17,611	16,417
Prepaid expenses and other current assets	755	380
Income taxes receivable	—	601
Future income tax benefits	1,954	384

	32,942	26,953
Property, plant and equipment	68,715	56,962
Goodwill	2,787	2,701
Other assets	918	3,505
Future income tax benefits (non-current)	8,068	7,394

	$113,430	$97,515

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank indebtedness	$6,000	$11,000
Accounts payable	4,202	2,957
Accrued liabilities	5,970	2,578
Income taxes payable	171	—
Current portion of long term debt	381	284

	16,724	16,819
Long term debt	20,358	211
Other non-current liabilities	2,434	2,281
Future income tax obligations	1,413	1,399

	40,929	20,710

Shareholders’ equity
Common stock	51,644	53,786
Retained earnings	23,330	26,820
Note receivable from shareholder	—	(1,259)
Cumulative translation adjustment	(2,473)	(2,542)

	72,501	76,805

	$113,430	$97,515

Prepared in accordance with Canadian GAAP

CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts are in thousands of U.S. dollars)

Years ended December 31	2002	2001	2000

Cash flows from operating activities
Net (loss) income	$(1,815)	$865	$(7,971)
Adjustments to reconcile net (loss) income to net cash flows from operating activities
Depreciation, depletion and amortization	6,250	5,766	8,181
Amortization of and write-off of deferred financing costs	—	—	1,759
Provision for asset impairment	—	—	24,246
(Increase) decrease in future income tax benefits	(1,204)	26	(5,244)
Non-controlling interest in subsidiary earnings	—	10	119
Gain on sale of property, plant and equipment	(27)	(301)	(263)
Gain on sale of discontinued operations	—	—	(15,718)
Decrease (increase) in other assets	432	364	(6,560)
(Decrease) increase in other non-current liabilities	(27)	98	98
Changes in non-cash working capital items	2,575	(2,245)	1,054

Net cash provided by (used in) operating activities	6,184	4,583	(299)

Cash flows from investing activities
Additions to property, plant and equipment	(5,524)	(3,551)	(4,436)
Acquisitions, net of cash acquired	(14,705)	—	—
Proceeds from sale of assets	184	7,357	352
Proceeds from sale of discontinued operations	—	—	39,353
Proceeds from sale of securities	—	—	5,134

Net cash (used in) provided by investing activities	(20,045)	3,806	40,403

Cash flows from financing activities
(Payments) proceeds net, on bank indebtedness	(5,000)	(6,145)	11,645
Proceeds from long term debt	20,333	288	519
Repayment of long term debt	(498)	(575)	(50,783)
Issuance of common stock	349	419	514
Purchase of common stock and options	(2,491)	(3,848)	(1,853)
Decrease in note receivable from shareholder	1,259	—	490

Net cash provided by (used in) financing activities	13,952	(9,861)	(39,468)

Effect of exchange rate changes on cash	12	(171)	(53)

Net increase (decrease) in cash	103	(1,643)	583
Cash at beginning of year	532	2,175	1,592

Cash at end of year	$635	$532	$2,175

Prepared in accordance with Canadian GAAP